Exhibit 10.1

AMENDMENT NO. 2 TO THE HOMEBANC CORP.

2004 DIRECTOR COMPENSATION PLAN

This Amendment No. 2 (the “Amendment”) to the HomeBanc Corp. 2004 Director Compensation Plan (the “Plan”) is made and entered into this 18th day of July, 2005, by HomeBanc Corp. (the “Company”).

Pursuant to a resolution of the Board of Directors of the Company, in accordance with Article 7 of the Plan, the Plan is hereby amended as follows:

1. Sections 5.2 and 5.3 of the Plan are amended and restated in their entirety to read as follows:

“5.2. SUPPLEMENTAL ANNUAL RETAINER. Certain Eligible Participants shall be paid a Supplemental Annual Retainer for service as chair of a committee of the Board or as presiding/lead director of the Board during a Plan Year, payable monthly at the same times as installments of the Base Annual Retainer are paid. The amount of the Supplemental Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year shall be as follows:

Chair of Audit Committee	$25,000
Chair of Compensation Committee	$10,000
Chair of Nominating/Governance Committee	$10,000
Chair of Investment and Risk Management Committee	$10,000
Presiding/Lead Director	$10,000

A prorata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chair of a committee or the presiding/lead director on a date other than the beginning of a Plan Year, based on the number of full calendar months served in such position during the Plan Year.

5.3. MEETING FEES. Each Eligible Participant shall be paid a fee for each meeting of the Board or any committee of the Board in which he or she participates. The amount of the fees shall be established from time to time by the Board. Until changed by the Board, the fee for attending a meeting of the Board in person shall be $1,500, and the fee for attending a regularly scheduled telephonic or video meeting of the Board via telephonic, video or other similar method shall be $750. Until changed by the Board, the fee for attending a meeting of any committee of the Board in person (whether as a member of such committee or at the express invitation of the chairman of such committee) shall be $1,500, and the fee for attending a meeting of any committee of the Board (whether as a member of such committee or at the express invitation of the chairman of such committee) via telephonic, video or other similar method shall be $750. For purposes of this provision, casual or unscheduled conferences among directors shall not constitute an official meeting.”

2. Section 6.1 of the Plan is amended and restated in its entirety to read as follows:

“6.1. RESTRICTED STOCK UNITS

(a) Initial Grant of Restricted Stock Units. Each Eligible Participant shall receive, on the first date he or she becomes an Eligible Participant, an award of Restricted Stock Units determined by dividing $50,000 by the Fair Market Value of one share of Common Stock as of such date, and rounding up to the nearest whole share. If any person becomes an Eligible Participant on a date other than the beginning of a Plan Year, such Eligible Participant shall received a prorated initial grant of Restricted Stock Units under this Section 6.1 based on the number of full calendar months of expected service during such Eligible Participant’s first Plan Year and the number of full calendar months between such Eligible Participant’s first date of service and the expected date of the Company’s next annual meeting of shareholders. Any person who was an Eligible Participant immediately following the date of the 2005 annual meeting of the Company’s shareholders (an “Existing Eligible Participant”) shall receive, effective as of July 18th, 2005, an additional one-time award of Restricted Stock Units determined by dividing $25,000 by the Fair Market Value of one share of Common Stock as of such date, and rounding up to the nearest whole share, prorated on the basis of the number of full months between July 18, 2005 and the anticipated date of the 2006 annual meeting (i.e., assuming the 2006 annual meeting will occur in May 2006). All Restricted Stock Units granted under this Section 6.1 shall be subject to the terms and restrictions described below in this Article 6, and are subject to share availability under the LTIP.

(b) Annual Grant of Restricted Stock Units. On the day following the 2006 annual meeting of the Company’s shareholders, and on the day following each subsequent annual meeting of the Company’s shareholders, each Eligible Participant in service on that date will receive an award of Restricted Stock Units determined by dividing $50,000 by the Fair Market Value of one share of Common Stock as of such date, and rounding up to the nearest whole share. Such Restricted Stock Units shall be subject to the terms and restrictions described below in this Article 6, and are subject to share availability under the LTIP. “

3. This Amendment shall become effective as of July 18, 2005. Except as specifically provided in this Amendment, no Eligible Participant shall receive any retroactive payments of any Supplemental Annual Retainer under Section 5.2 of the Plan or any Meeting Fees under Section 5.3 of the Plan for services provided to the Board by such Eligible Participant prior to the date of this Amendment.

4. Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

HOMEBANC CORP.

By:	/s/ Charles W. McGuire
Name:	Charles W. McGuire
Title:	Executive Vice President, General Counsel and Secretary